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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                ----------------

                                   FORM 8-A/A
                                 Amendment No. 1

          For Registration of Certain Classes of Securities Pursuant to
         Section 12(b) or 12(g) of the Securities Exchange Act of 1934


                            ATRIX LABORATORIES, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

               Delaware                                          84-1043826
----------------------------------------                     -------------------
(State of Incorporation or Organization)                        (IRS Employer
                                                             Identification No.)

         2579 Midpoint Drive
        Fort Collins, Colorado                                     80525
---------------------------------------                          ----------
Address of Principal Executive Offices)                          (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                  Name of Each Exchange on Which
         to be so Registered                  Each Class is to be Registered
         -------------------                  ------------------------------
                 None                                      None


Securities to be registered pursuant to Section 12(g) of the Act:

                    Series A Preferred Stock Purchase Rights
                    ----------------------------------------
                                (Title of Class)



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Item 1.  Description of Registrant's Securities to be Registered.

         Reference is hereby made to the Registration Statement on Form 8-A (File No. 000-18231) filed with the Securities and Exchange Commission on October 1, 1998 (the "Original Form 8-A") by Atrix Laboratories, Inc., a Delaware corporation ("Atrix"), relating to the Rights Agreement dated September 25, 1998 (the "Rights Agreement"), between Atrix and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"). The information contained in this Form 8-A/A supplements and amends the information contained in the Original Form 8-A.

         Atrix and the Rights Agent executed an Amended and Restated Rights Agreement, dated as of November 16, 2001 (the "Amended Agreement"), which amends and restates the Rights Agreement, among other things, (1) to delete the provision requiring that the redemption of Rights under certain circumstances be approved by a majority of the "Independent Directors" (generally defined as those directors who are not an Acquiring Person or affiliated or associated with an Acquiring Person, and who are also directors immediately prior to a person becoming an Acquiring Person or whose election has been approved by a majority of Independent Directors then on the Board of Directors), (2) to delete all other requirements that certain actions be approved by a majority of Independent Directors, and (3) to delete the requirement that there be at least one Independent Director in office whenever a vote of a majority of the Independent Directors is required under the agreement.

         The foregoing summary description of the changes to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement, which is incorporated herein by reference to
Exhibit 4.1 hereto. Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Amended Agreement.

Item 2.  Exhibits.

3.1 Certificate of Designation of the Series A Preferred Stock filed on September 25, 1998 (incorporated herein by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 1, 1998)

4.1 Amended and Restated Rights Agreement dated as of November 16, 2001, between Atrix Laboratories, Inc. and American Stock Transfer & Trust Company, as Rights Agent (incorporated herein by reference to Exhibit
         4.1 of the Registrant's Current Report on Form 8-K dated November 16, 2001 and filed with the Securities and Exchange Commission on November 27, 2001).


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Dated: November 27, 2001                    ATRIX LABORATORIES, INC.


                                            By: /s/ BRIAN G. RICHMOND
                                               ---------------------------------
                                               Brian G. Richmond
                                               Chief Financial Officer







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